As filed with the Securities and Exchange Commission on March 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tetraphase Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5276217
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 Arsenal Street, Suite 110, Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

2013 Stock Incentive Plan

Inducement Stock Option Awards

(Full title of the plans)

Maria Stahl

Senior Vice President and General Counsel

480 Arsenal Street, Suite 110,

Watertown, MA 02472

(Name and address of agent for service)

(617) 715-3600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	1,463,391 shares (2)	$6.36 (3)	$9,307,167 (3)	$937.23
Common Stock, $0.001 par value per share	125,000 shares (4)	$38.50 (5)	$4,812,500 (5)	$484.62
Common Stock, $0.001 par value per share	125,000 shares (6)	$48.83 (5)	$6,103,750 (5)	$614.65
Common Stock, $0.001 par value per share	50,000 shares (7)	$50.49 (5)	$2,524,500 (5)	$254.22

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Represents additional shares of Common Stock authorized for issuance under the 2013 Stock Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (i) $8.47, the exercise price of the 760,211 shares covered by this registration statement that are subject to outstanding stock option grants under the 2013 Stock Incentive Plan, and (ii) $4.09, the average of the high and low prices of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on March 1, 2016 with respect to the 703,180 shares covered by this registration statement issuable under the 2013 Stock Incentive Plan that are not subject to outstanding awards.
(4)	Consists of shares issuable to Maria Stahl pursuant to a non-statutory stock option agreement dated March 4, 2015. Such options were granted as an inducement material to employment with the registrant in accordance with NASDAQ Listing Rule 5635(c)(4).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) of the Securities Act of 1933, as amended, based on the exercise price of the shares covered by this registration statement that are subject to outstanding options under the applicable inducement stock option award.
(6)	Consists of shares issuable to Jacques Dumas pursuant to a non-statutory stock option agreement dated July 13, 2015. Such options were granted as an inducement material to employment with the registrant in accordance with NASDAQ Listing Rule 5635(c)(4).
(7)	Consists of shares issuable to Christopher Watt pursuant to a non-statutory stock option agreement dated July 15, 2015. Such options were granted as an inducement material to employment with the registrant in accordance with NASDAQ Listing Rule 5635(c)(4).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Tetraphase Pharmaceuticals, Inc., a Delaware corporation (the “registrant”) to register (a) 1,463,391 shares of the registrant’s common stock, $0.001 par value per share, or Common Stock, issuable under the registrant’s 2013 Stock Incentive Plan (the “2013 Plan”) and (b) an aggregate of 300,000 shares of Common Stock issuable upon exercise of non-qualified stock options granted to three employees of the registrant as an inducement material to entry into employment with the registrant, in accordance with NASDAQ Listing Rule 5635(c)(4). Pursuant to General Instruction E to Form S-8, and only with respect to the Common Stock being registered under the 2013 Plan, this registration statement incorporates by reference the contents of the Registration Statement on Form S-8 filed by the registrant with the Securities and Exchange Commission (the “Commission”) on June 14, 2013 (File No. 333- 189361) relating to the 2013 Plan, except (x) to the extent not superseded hereby and (y) for Item 8, Exhibits, with respect to which the Exhibit Index immediately preceding the exhibits attached hereto is incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s certificate of incorporation provides that none of its directors shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s certificate of incorporation provides that expenses must be advanced to these indemnitees under certain circumstances.

The indemnification provisions contained in the registrant’s certificate of incorporation are not exclusive. In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that the registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his capacity as a director or executive officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the registrant does not assume the defense of a claim against a director or executive officer, the registrant is required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the registrant.

In addition, the registrant maintains standard policies of insurance under which coverage is provided to the registrant’s directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Watertown, Commonwealth of Massachusetts, on this 7th day of March, 2016.

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Guy Macdonald
Guy Macdonald President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Tetraphase Pharmaceuticals, Inc., hereby severally constitute and appoint Guy Macdonald, Maria Stahl and Christopher Watt, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Tetraphase Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy Macdonald	President and Chief Executive Officer, Director (Principal Executive Officer)	March 7, 2016
Guy Macdonald

/s/ Christopher Watt	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 7, 2016
Christopher Watt

/s/ L. Patrick Gage	Director	March 7, 2016
L. Patrick Gage

/s/ Garen Bohlin	Director	March 7, 2016
Garen Bohlin

/s/ Jeffrey Chodakewitz	Director	March 7, 2016
Jeffrey Chodakewitz

/s/ John G. Freund	Director	March 7, 2016
John G. Freund

/s/ Geraldine Henwood	Director	March 7, 2016
Geraldine Henwood

/s/ Nancy Wysenski	Director	March 7, 2016
Nancy Wysenski

INDEX TO EXHIBITS

Number	Description

4.1	Restated Certificate of Incorporation of the registrant (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-35837) filed with the Securities and Exchange Commission on May 13, 2013 and incorporated by reference herein)

4.2	Amended and Restated By-Laws of the registrant (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-35837) filed with the Securities and Exchange Commission on May 13, 2013 and incorporated by reference herein)

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1	Non-Qualified Stock Option Inducement Award Agreement (filed as Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-35837) filed with the Securities and Exchange Commission on May 7, 2015 and incorporated by reference herein)

99.2	2013 Stock Incentive Plan (filed as Exhibit 10.8 to the registrant’s Registration Statement on Form S-1 (File No. 333-186574) filed with the Securities and Exchange Commission on March 5, 2013 and incorporated by reference herein)